Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 21, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of First Oak Brook Bancshares, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Oak Brook Bancshares, Inc. on Forms S-8 (File No. 33-24145, File No. 33-82800, File No. 333-115517 effective May 14, 2004, File No. 333-87978 effective May 10, 2002, File No. 333-81388 effective January 25, 2002, File No. 333-89647 effective October 25, 1999, and File No. 333-75025 effective March 25, 1999), filed with the Securities and Exchange Commission.
/s/ GRANT THORNTON LLP
Chicago, Illinois
February 21, 2006